Exhibit 99.04

                              AMENDED AND RESTATED
                               DEED OF TRUST NOTE

$5,572,385.22                                            As of November 12, 2002

     FOR VALUE RECEIVED, DRUSHEL MEDICAL GROUP, L.P., a Texas limited partnership, having its principal place of business at 12250 Inwood Road, Suite 10, Dallas, Texas 75244 (hereinafter referred to as "BORROWER"), promises to pay to the order of Medical Capital Management, Inc., a Delaware corporation, at its principal place of business at 2100 S. State College Blvd., Anaheim, California 92806, Attn: Mr. Adam Field, Director of Underwriting (hereinafter referred to as "LENDER"), or at such place as the holder hereof may from time to time designate in writing, the principal sum of Five Million Five Hundred Seventy-Two Thousand Three Hundred Eighty-Five and 22/100 Dollars ($5,572,385.22), in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Contract Rate (as hereinafter defined), and to be paid in installments as provided herein:

          1.   PAYMENT TERMS.

          (a) For the period commencing on the date of execution hereof and continuing through and including November 11, 2003, interest only on the unpaid principal balance of the Note shall be due and payable at the lesser of (i) the Contract Rate or (ii) the Highest Lawful Rate (as hereinafter defined). Each such payment in the amount of $65,011.16 (such amount being calculated on the presumption that Borrower makes only the regular scheduled payments described herein in accordance with the terms hereof) shall be due and payable on the twelfth (12th) day of each month during such period (with the first such payment being due on April 12, 2003). In addition, a principal payment in the amount of $672,385.22 shall be due and payable on November 11, 2003.

          (b) For the period commencing on November 12, 2003 and continuing through and including November 11, 2004, interest only shall be due and payable at the lesser of (i) the Contract Rate and (ii) the Highest Lawful Rate. Each such payment in the amount of $57,166.67 (such amount being calculated on the presumption that Borrower makes only the regular scheduled payments described herein in accordance with the terms hereof) shall be due and payable on the twelfth (12th) day of each month during such period (with the first such payment being due on December 12, 2003). In addition, a principal payment in the amount of $672,385.22 shall be due and payable on November 11, 2004.

          (c) For the period commencing on November 12, 2004 and continuing through and including November 11, 2005, accrued and unpaid interest at the lesser of (i) the Contract Rate and (ii) the Highest Lawful Rate, together with principal payments in the amount of $179,574.24, shall be due and payable on the twelfth (12th) day of each month (with the first such payment being due on December 12, 2004).

          (d) The outstanding principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on November 12, 2005 (the "MATURITY DATE").

          Each such monthly payment shall be applied to the payment of interest computed at the Contract Rate, and the balance (if any) shall be applied toward the reduction of the principal sum. Interest on the principal sum of this Note shall be calculated on the basis of the actual number of days elapsed in the related interest accrual period over a three-hundred-sixty (360) day year. All amounts due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever. Schedule "1", attached hereto and made a part hereof for all purposes, sets forth the amounts and dates of the required payments described above.

          2. INTEREST. The term "CONTRACT RATE" as used in this Note shall mean, from the date of execution of this Note through and including the Maturity Date, a rate of fourteen percent (14%) per annum.

          3.   SECURITY.  This Note is executed in connection  with that certain
Renewal,   Extension,   Increase  and   Modification   Agreement  (the  "RENEWAL
AGREEMENT") dated of even date herewith, executed by and among, among others, Lender and Borrower, with respect to that certain loan heretofore made by Lender to Borrower (the "LOAN"). This Note is secured by (a) a Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as
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of November  13, 2002,  executed by Borrower for the benefit of Lender  covering the fee estate of Borrower in certain premises as more particularly described therein, as modified by the Renewal Agreement (the "DEED OF TRUST"), (b) an Assignment of Leases and Rents dated as of November 13, 2002 executed by Borrower in favor of Lender, as modified by the Renewal Agreement (the "ASSIGNMENT OF LEASES"), and (c) the other Loan Documents (as hereinafter defined). The term "LOAN DOCUMENTS" as used in this Note means collectively this Note, the Deed of Trust, the Assignment of Leases and any and all other documents securing, evidencing, or guaranteeing all or any portion of the Loan or otherwise executed and/or delivered in connection with this Note and the Loan, as modified by the Renewal Agreement.

          4. LATE CHARGE. If any sum payable under this Note is not paid within five (5) days of (and including) the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray a portion of the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. If the day when any payment required under this
Note is due is not a Business Day (as hereinafter defined), then payment shall be due on the first Business Day thereafter. The term "BUSINESS DAY" shall mean a day other than (i) a Saturday or Sunday, or (ii) any day on which national banking institutions in Texas are authorized or obligated by law or executive order to be closed.

          5. DEFAULT AND ACCELERATION. The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon, and all other sums due under the Loan Documents (all such sums hereinafter collectively referred to as the "DEBT"), or any portion thereof, shall without notice become immediately due and payable at the option of Lender if any payment required in this Note is not paid within five (5) days after the date on which it is due and the continuation of such failure to pay for a period of ten (10) days after Lender delivers written notice thereof to Borrower (provided, however, Lender shall not be required to give such notice more than twice during the term of this Note) or upon the happening of any other "EVENT OF DEFAULT" (as defined in the Deed of Trust). In the event that it should become necessary to employ counsel to collect or enforce the Debt or to protect or foreclose the security therefore, Borrower also shall pay on demand all costs of collection incurred by Lender, including attorneys' fees and costs reasonably incurred for the services of counsel whether or not suit be brought.

          6. DEFAULT INTEREST. Borrower does hereby agree that upon the occurrence of an Event of Default (including upon the failure of Borrower to pay the Debt in full on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum and any other amounts due at a rate (the "DEFAULT RATE") equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) one percent (1%) above the Contract Rate. The Default Rate shall be computed from the occurrence of the Event of Default until the date Borrower cures the Event of Default and such cure is accepted by Lender. This charge shall be added to the Debt, and shall be secured by the Deed of Trust. This paragraph, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

          7. RIGHT TO PREPAY. Borrower reserves the right to prepay any principal of, and accrued and unpaid interest on, this Note prior to the Maturity Date after giving ten (10) days' prior written notice to Lender. Borrower acknowledges that this facility is merely a short-term mezzanine loan facility and Borrower will be required to pay all amounts due and owing hereon in accordance with the terms hereof no later than the Maturity Date.

          8. SAVINGS CLAUSE. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Lender's exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender's express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other Debt and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity

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of the execution of any new documents,  so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

          9. NO ORAL CHANGE; SUCCESSORS AND ASSIGNS; LIABILITY. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Whenever used, the singular number shall include the plural, the plural the singular, and the words "LENDER" and "BORROWER" shall include their respective successors, assigns, heirs, executors and administrators. If Borrower consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

          10. WAIVERS. Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand' for payment, notice of dishonor, protest, notice of protest, notice of nonpayment, notice of intent to accelerate the maturity hereof and of acceleration. No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Lender and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or party who may become liable under the Loan Documents for the payment of all or any part of the Debt.

          11. AUTHORITY. Borrower (and the undersigned representative of Borrower, if any) represents that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, the Deed of Trust and the other Loan Documents and that this Note, the Deed of Trust and the other Loan Documents constitute valid and binding obligations of Borrower.

          12. NOTICES. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Deed of Trust directed to the parties at their respective addresses as provided therein.

          15. WAIVER OF JURY TRIAL BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER

          16. APPLICABLE LAW. This Note shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.

          17. AMENDMENT AND RESTATEMENT. This Note is issued in amendment and restatement of that certain Deed of Trust Note (the "PRIOR NOTE"), dated as of November 13, 2002, in the stated principal amount of $3,000,000.00, executed and delivered by Borrower and payable to the order of Lender. The execution and delivery of this Note shall not act as a novation or extinguishment of the loan evidenced by the Prior Note or of any lien or security interest securing the Prior Note and the Prior Note shall be and continue in full force and effect, as

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amended  and  restated  hereby and by the other  documents  being  executed  and delivered in connection with this Note, including, without limitation, the Renewal Agreement.

IN WITNESS WHEREOF, Borrower has duly executed this Note on the 24th day of February, 2003, but to be effective for all purposes as of the day and year first above written.


                                      BORROWER:


                                      DRUSHEL MEDICAL GROUP, L.P.,
                                      a Texas limited partnership


                                      By: Drushel Group, LLC,
                                          a Texas limited liability company,
                                          General Partner


                                          By: 2001 Ladbrook, LLC,
                                              a Texas limited liability company,
                                              Manager


                                              By:
                                                  ------------------------------
                                                  Marty L. Due,
                                                  Manager

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